Exhibit 99.1

Horizon Pharma Reports Second Quarter 2011 Financial Results

Sales Force Being Recruited, DUEXIS® Launch on Schedule

NORTHBROOK, IL. – August 31, 2011 – Horizon Pharma, Inc. (Nasdaq: HZNP) today reported financial results for the quarter ended June 30, 2011 and provided an update on key accomplishments year to date. Total revenue was $1.3 million for the quarter ended June 30, 2011. In accordance with U.S. generally accepted accounting principles (GAAP), net loss for the second quarter of 2011 was $11.6 million, or $7.78 per common share. Non-GAAP net loss for the second quarter of 2011 was $8.3 million, or $5.54 per common share.

Horizon ended the second quarter of 2011 with cash and cash equivalents totaling $5.8 million. Subsequent to the end of the second quarter, on August 2, 2011, the Company closed its initial public offering (IPO) in which it raised gross proceeds of $49.5 million.

As of August 31, 2011, Horizon had 19,527,951 common shares outstanding which includes conversion of all preferred shares and convertible notes into common shares, and the 5,500,000 common shares sold in the Company’s IPO. Following the completion of the Company’s IPO, there were no preferred shares outstanding.

“The approval of DUEXIS® in the second quarter of 2011 and our recently completed initial public offering represent significant milestones for our company as we build a leading commercial organization focused on arthritis, pain and inflammatory diseases,” stated Timothy P. Walbert, chairman, president and chief executive officer of Horizon. “We are at an exciting stage in our evolution as we continue to expand our commercial infrastructure by recruiting and training a dedicated sales force for the U.S. launch of DUEXIS, which remains on schedule for the fourth quarter of this year. In addition, we plan to leverage this specialized sales force for the U.S. launch of our second product candidate, LODOTRA®, if approved, for which we anticipate submitting an NDA in the third quarter of this year.”

Key Accomplishments

•

Received approval from the U.S. Food and Drug Administration (FDA) on April 23, 2011 for DUEXIS®, for relief of signs and symptoms of rheumatoid arthritis and osteoarthritis and to decrease the risk of developing upper gastrointestinal ulcers. DUEXIS was studied in more than 1,500 patients with mild-to-moderate pain or arthritis.

•	Closed a $17.0 million debt facility on June 2, 2011 with Oxford Finance LLC and Silicon Valley Bank.

•

Completed an IPO on August 2, 2011 with the sale of 5,500,000 shares of common stock at $9.00 per share for gross proceeds of $49.5 million. Horizon’s common stock began trading on The NASDAQ Global Market on July 28, 2011 under the symbol “HZNP.”

Second Quarter 2011 Financial Results

During the three months ended June 30, 2011 and 2010, substantially all revenues recognized were from the sale of LODOTRA in Europe. Revenues decreased by $0.3 million, to $1.3 million during the three months ended June 30, 2011 compared to the same period in 2010 primarily due to $1.7 million of lower sales to the Company’s distribution partner in Germany, Merck Serono, offset by $1.3 million of incremental LODOTRA product sales generated by the Company’s European distribution partner, Mundipharma, beginning in 2011.

Research and development expenses decreased $0.8 million during the three months ended June 30, 2011, compared to the same period in 2010. This was primarily due to a decrease of $1.0 million in regulatory and clinical consultant expenses and a decrease of $0.3 million for contract manufacturing and pharmacovigilance studies for DUEXIS. The decrease was partially offset by an increase of $0.4 million in personnel related costs.

General and administrative expenses decreased $2.4 million during the quarter ended June 30, 2011, compared to the same period in 2010, primarily due to a decrease of $2.2 million of Nitec Pharma AG acquisition-related expenses, and a decrease of $0.3 million for audit and consulting fees related to the preparation of the Company’s initial public offering.

Interest expense increased by $2.7 million during the three months ended June 30, 2011, compared to the same period in 2010. This was due to $0.4 million of incremental interest expense under new and existing debt facilities, $1.9 million of interest expense related to the loss on extinguishment of certain debt facilities during the second quarter of 2011, and an increase of $0.4 million for interest expense related to the Company’s convertible promissory notes.

Horizon recorded a bargain purchase gain of $19.3 million during the three months ended June 30, 2010 in connection with the Nitec Pharma AG acquisition as a result of the fair market value of the acquired tangible and intangible assets exceeding the purchase price. There was no bargain purchase gain recorded during the corresponding period in 2011.

Net loss for the second quarter of 2011 was $11.6 million, or $7.78 per common share, based on 1.5 million shares outstanding, compared to net income of $6.9 million, or $0.56 per diluted common share, in the second quarter of 2010, including a $19.3 million non-cash bargain purchase gain and based on 12.4 million shares outstanding. On a non-GAAP basis, net loss for the second quarter of 2011 was $8.3 million, or $5.54 per common share, compared to a net loss of $10.9 million, or $7.34 per common share, in the second quarter of 2010.

Six Months Ended June 30, 2011

During the six months ended June 30, 2011 and 2010, substantially all revenues recognized were from the sale of LODOTRA in Europe. Revenues increased by $1.5 million, to $3.1 million during the six months ended June 30, 2011 compared to the same period in 2010 primarily due to $1.6 million of incremental LODOTRA product sales generated by the Company’s distribution partner, Mundipharma beginning in 2011.

Cost of goods sold during the six months ended June 30, 2011 compared to the same period in 2010 increased by $1.8 million, primarily due to $1.1 million of incremental amortization of developed technology recognized in the 2011 period and $0.7 million of incremental costs as a result of higher LODOTRA product sales generated by Mundipharma in 2011. The Company had no revenue or cost of goods sold prior to its acquisition of Nitec Pharma AG on April 1, 2010.

Research and development expenses decreased $0.9 million during the six months ended June 30, 2011, compared to the same period in 2010. This was primarily due to a decrease of $1.3 million of expenses related to regulatory and clinical activities for DUEXIS, and a decrease of $0.7 million for contract manufacturing and pharmacovigilance studies for DUEXIS, partially offset by an increase of $1.1 million in personnel costs resulting from increased headcount to support DUEXIS development activities and as a result of the Nitec Pharma AG acquisition.

General and administrative expenses decreased $3.9 million during the six months ended June 30, 2011, compared to the same period in 2010. This was primarily due to a decrease of $3.0 million for acquisition-related expenses, and a $1.1 million decrease in legal, audit and consulting fees related to the preparation of the Company’s initial public offering, offset by a $0.2 million increase related to the build out of the Company’s corporate infrastructure.

Interest expense increased $3.7 million during the six months ended June 30, 2011, compared to the same period in 2010. This was due to $1.0 million of incremental interest expense under new and existing debt facilities, $1.9 million of interest expense related to the loss on extinguishment of certain debt facilities during the second quarter of 2011, and an increase of $0.8 million for interest expense related to the Company’s convertible notes.

Horizon recorded a bargain purchase gain of $19.3 million during the three months ended June 30, 2010 in connection with the Nitec Pharma AG acquisition as a result of the fair market value of the acquired tangible and intangible assets exceeding the purchase price. There was no bargain purchase gain recorded during the corresponding period in 2011.

Net loss for the six months ended June 30, 2011 was $19.3 million, or $12.91 per common share, based on 1.5 million shares outstanding, compared to a net loss of $1.0 million, or $0.96 per common share, based on 1.1 million shares outstanding, in the six months ended June 30, 2010. On a non-GAAP basis, net loss for the six months ended June 30, 2011 was $14.0 million, or $9.37 per common share, compared to a net loss of $17.9 million, or $16.82 per common share, in the six months ended June 30, 2010.

Note Regarding Use of Non-GAAP Financial Measures

Horizon provides non-GAAP net income (loss) and net income (loss) per share financial measures that include adjustments to GAAP figures. These adjustments to GAAP involve the exclusion of non-cash items such as stock compensation and depreciation and amortization, and other one-time, non-recurring charges such as the bargain purchase gain the Company recorded in connection with its acquisition of Nitec Pharma AG in 2010. Horizon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Horizon’s financial performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. In addition, these non-GAAP financial measures are among the indicators Horizon management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Please refer to the financial statements portion of this press release for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

About Horizon Pharma

Horizon Pharma, Inc. is a biopharmaceutical company that is developing and commercializing innovative medicines to target unmet therapeutic needs in arthritis, pain and inflammatory diseases. For more information, please visit www.horizonpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding Horizon’s establishment of a sales force, the expected commercial launch of DUEXIS, and the expected submission of an NDA for LODOTRA and possible commercial launch of LODOTRA in the U.S. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to, risks regarding Horizon’s ability to commercialize products successfully, Horizon’s ability to successfully recruit and retain sales and marketing personnel, delays in submitting an NDA for LODOTRA and the FDA’s review of the NDA, and whether the FDA will ultimately approve the NDA for LODOTRA. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
				As restated (1)
Revenues
Sales of goods	$1,294	$1,657	$3,057	$1,657
Contract revenue	41	—	70	—

Total revenues	1,335	1,657	3,127	1,657
Cost of goods sold	2,104	2,132	3,943	2,132

Gross profit (loss)	(769)	(475)	(816)	(475)
Operating Expenses
Research and development	3,462	4,292	6,190	7,119
Sales and marketing	1,169	1,397	2,285	1,656
General and administrative	3,348	5,795	6,449	10,328

Total operating expenses	7,979	11,484	14,924	19,103

Loss from operations	(8,748)	(11,959)	(15,740)	(19,578)
Interest income	—	12	—	13
Interest expense	(3,185)	(523)	(4,469)	(809)
Bargain purchase gain	—	19,326	—	19,326
Foreign exchange gain	110	41	532	41

Income (loss) before income tax (expense) benefit	(11,823)	6,897	(19,677)	(1,007)
Income tax (expense) benefit	186	(13)	368	(14)

Net income (loss)	$(11,637)	$6,884	$(19,309)	$(1,021)

Net income (loss) per common share-basic	$(7.78)	$4.62	$(12.91)	$(0.96)

Weighted average shares used in calculating net income (loss) per common share-basic	1,496,278	1,490,544	1,495,126	1,064,212

Net income (loss) per common share-diluted	$(7.78)	$0.56	$(12.91)	$(0.96)

Weighted average shares used in calculating net income (loss) per common share-diluted	1,496,278	12,363,578	1,495,126	1,064,212

(1)	The initial tax rate used to determine the amount of the deferred tax liability as of April 1,2010 (the date of the Nitec acquisition) was the statutory tax rate in Switzerland of 27.5%. Upon gaining a better understanding of the Swiss tax laws, it was later determined that the Company would receive a deduction on each of its Swiss Federal and Cantonal tax returns for taxes paid to the other jurisdiction, which would lead to a lower overall effective tax rate from what was initially used. Accordingly, the deferred tax liability and the bargain purchase gain were adjusted to reflect the appropriate effective tax rate. The misstated bargain purchase gain and deferred tax liability based on the initial tax rate of 27.5% was reported in the Company’s consolidated financial statements for the six months period ended June 30, 2010, which appeared in Amendment Nos. 1 and 2 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 16, 2010 and October 8, 2010. The error was identified and corrected by the Company in the fourth quarter of 2010. The correction has been reflected in these interim financial statements for the six month period ended June 30, 2010 which resulted in a decrease of $4,845 in deferred tax liabilities and a corresponding increase in bargain purchase gain. Further, it resulted in a decrease of $1.35 in net loss per share for basic and diluted common shares.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Loss

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
				As restated (1)
GAAP Net Income (Loss)	$(11,637)	$6,884	$(19,309)	$(1,021)
Non-GAAP Adjustments (net of tax effect):
Bargain Purchase Gain	—	(19,326)	—	(19,326)
Amortization of Developed Technology	779	819	1,516	819
Stock Based Compensation	628	479	1,225	1,091
Depreciation and Amortization	82	175	161	200
Imputed Interest on Convertible Notes	406	—	767	—
Debt Extinguishment Loss	1,334	—	1,334	—
Debt Discount Expense	157	22	372	335
Amortization of Deferred Revenue	(41)	—	(70)	—

Total of non-GAAP adjustments	3,345	(17,831)	5,305	(16,881)

Non-GAAP Net Loss	$(8,292)	$(10,947)	$(14,004)	$(17,902)

Weighted average shares—basic	1,496,278	1,490,544	1,495,126	1,064,212
Adjustment for diluted shares	—	10,873,034	—	—

Weighted average shares—diluted	1,496,278	12,363,578	1,495,126	1,064,212

GAAP net income (loss) per common share-basic	$(7.78)	$4.62	$(12.91)	$(0.96)
Non-GAAP adjustments detailed above	$2.24	$(11.96)	$3.55	$(15.86)

Non-GAAP net loss per common share-basic	$(5.54)	$(7.34)	$(9.37)	$(16.82)

GAAP net income (loss) per common share-diluted	$(7.78)	$0.56	$(12.91)	$(0.96)
Adjustment to GAAP net income per common share to reflect removal of dilutive shares	$—	$4.06	$—	$—
Non-GAAP adjustments detailed above	$2.24	$(11.96)	$3.55	$(15.86)

Non-GAAP net loss per common share-diluted	$(5.54)	$(7.34)	$(9.37)	$(16.82)

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$5,772	$5,384
Restricted cash	200	200
Accounts receivable	14	575
Inventory	531	306
Prepaid expenses and other current assets	299	903

Total current assets	6,816	7,368

Property and equipment, net	2,030	2,107
Developed technology	41,494	39,990
In-process research and development	118,084	108,746
Other assets	3,946	3,474

Total assets	$172,370	$161,685

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,043	$2,514
Accrued expenses	6,886	6,733
Deferred revenues—current portion	1,891	1,845
Notes payable—current portion	1,219	4,220
Bridge notes payable to related parties	16,766	10,000

Total current liabilities	31,805	25,312

Long-term liabilities
Notes payable, net of current	19,113	10,395
Deferred revenues, net of current	5,602	4,123
Deferred tax liabilities	26,539	24,798
Other long term liabilities	1	1

Total liabilities	83,060	64,629

Commitments and Contingencies

Stockholders’ equity
Convertible preferred stock, $0.0001 par value per share; 28,950,000 and 27,400,000 shares authorized at June 30, 2011 and December 31,2010, respectively; 24,961,340 shares issued and outstanding at each of June 30, 2011 and December 31, 2010, respectively (Liquidation preference: $177,002 at June 30, 2011 and December 31, 2010)	2	2
Common stock, $0.0001 par value per share; 36,950,000 and 35,400,000 shares authorized at June 30, 2011 and December 31, 2010, respectively; 1,496,278 and 1,490,551 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	—	—
Additional paid-in capital	208,728	206,336
Accumulated other comprehensive income (loss)	6,941	(2,230)
Accumulated deficit	(126,361)	(107,052)

Total stockholders’ equity	89,310	97,056

Total liabilities and stockholders’ equity	$172,370	$161,685

Contacts

Robert J. De Vaere

Executive Vice President and Chief Financial Officer

investor-relations@horizonpharma.com

Media

Geoff Curtis

Invigorate PR

312-646-6298

gcurtis@invigoratepr.com

Investors

Kathy Galante

Burns McClellan, Inc.

212-213-0006

kgalante@burnsmc.com